EXHIBIT 12



                                   Neff Corp.
                       Ratio of Earnings to Fixed Charges
             For the Five Years Ending 1997 and Nine Months Ending
                          September 30, 1997 and 1998


                                            1993      1994      1995     1996       1997     9/30/97     9/30/98
Income (loss) before provision for
 income taxes and extraordinary items    $ 2,682    $ 4,324    $ 3,010  $ (927)  $ (8,141)  $ (1,340)   $ (2,094)
                                         -------    -------    -------  ------   --------   --------    --------

Fixed Charges:

Interest expense                           1,537       1,669     3,090    6,012    11,976      6,880      24,065
Amortization of Debt Issue Costs               -           -         -      325     2,362      1,268       2,963
Operating Leases*                             48         501       567      700       608        429         842
Preferred Stock Dividends**                    -           -         -     1,566    5,120      4,627       1,616
Preferred Stock Accretion**                    -           -         -     3,840    5,744      4,310       6,549
                                         -------    --------   -------  --------   ------    -------     -------

Total Fixed Charges                        1,585       2,170     3,657    12,443   25,810     17,515      36,035
                                         -------    --------   -------    ------   ------     ------     -------

Earnings before income taxes,
 extraordinary items and fixed charges     4,267       8,494     6,667    11,516   17,669     16,175      33,941
                                         -------    --------   -------    ------   ------     ------      ------

Ratio of earnings to fixed charges           2.7         3.0       1.8       0.9      0.7        0.9         0.9
                                         -------    --------   -------    ------   ------     ------      ------

Fixed Charges in excess of earnings      $     -    $      -   $     -    $ (927) $ (8,141)  $(1,340)    $(2,094)
                                         -------    --------   -------    ------   -------    ------      ------






* Represents the estimated interest portion thereof.
**Represents the pre-tax earnings required to cover Preferred Stock Dividends and Prefered Stock Accretion.